Exhibit 99.1

NOVAGOLD Reports Fiscal Year 2020 Financial Results

Donlin Gold Exceeds Modeled Expectations in Successful 2020 Drilling Program;

Received Additional State Permits, with All COVID-19

Health and Safety Protocols Strictly in Check; and

NOVAGOLD’s Cash Position Expected to be Enhanced Further within Six Months

►	The Donlin Gold project (“Donlin Gold” or the “project”) safely and successfully completed an 85-hole, 23,400-meter drill program, the largest such initiative by the partnership in 12 years, which yielded higher drilled grade-thicknesses than predicted by previous modelling and is expected to improve interpretation of gold mineralization controls. The program to date not only improves geologic interpretation, it also provides encouragement for additional high-grade drill targets
►	To minimize the risk posed by COVID-19, NOVAGOLD, in conjunction with its joint-venture partner Barrick Gold Corporation (“Barrick”), continued to enforce strict protocols to ensure the safety and well-being of all its employees and contractors, resulting in zero COVID-19 cases on site and no Lost-Time Incidents
►	In January 2020, the Alaska Department of Natural Resources (ADNR’s) Division of Mining, Land and Water (DMLW) issued the final Donlin Gold land leases, land use permits, and material site authorizations for the proposed transportation facilities on State lands and the final easements for the access road and fiber optic cable
►	NOVAGOLD continues to maintain a strong treasury with $121.9 million in cash and term deposits as of November 30, 2020, plus receivables from Newmont Corp. amounting to $75 million due in July 2021 and an additional $25 million to be paid by the end of July 2023

January 27, 2021 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) today released its 2020 year-end financial results and an update on its Tier One1 gold development project Donlin Gold, which NOVAGOLD owns equally with Barrick.

Details of the financial results for the year ended November 30, 2020 are presented in the consolidated financial statements and annual report filed January 27, 2021 on Form 10-K with the SEC that is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all mineral resource and mineral reserve estimates are shown on a 100% project basis.

In 2020, NOVAGOLD achieved the following milestones:

►	NOVAGOLD and Barrick successfully completed the 2020 drill program at Donlin Gold:
►	The Donlin Gold team exceeded the work plan by completing a total of 85 core holes drilled in the proposed ACMA and Lewis pit areas encompassing approximately 23,400 meters
►	With extensive communication and the application of health and safety protocols, there were zero COVID-19 cases on site and no Lost-Time Incidents
►	With results released to the public from 16,680 meters or over 70% of the length drilled, the assays continue to demonstrate higher grade-thicknesses than predicted by previous modeling

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1 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.

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►	Five of the top intervals highlighted in the January 19, 2021 Donlin Gold joint media release include[2]:
►	DC20-1937 intersected 103.88 m grading 6.1 g/t gold, starting at 390.19 m drilled depth, including a sub-interval of 22.15 m grading 12.5 g/t, starting at 459.17 m drilled depth;
►	DC20-1903 intersected 8.14 m grading 45.3 g/t gold, starting at 99.39 m drilled depth, including a sub-interval of 6.84 m grading 52.1 g/t gold, starting at 99.39 m drilled depth;
►	DC20-1912 intersected 37.30 m grading 7.0 g/t gold, starting at 249.70 m drilled depth, including a sub-interval of 3.30 m grading 24.5 g/t gold, starting at 251.70 m drilled depth;
►	DC20-1930 intersected 39.15 m grading 4.3 g/t gold, starting at 148.85 m drilled depth, including a sub-interval of 5.60 m grading 12.5 g/t gold, starting at 182.40 m drilled depth; and
►	DC20-1895 intersected 23.80 m grading 6.5 g/t gold, starting at 218.28 m drilled depth, including a sub-interval of 7.12 m grading 12.7 g/t gold, starting at 220.28 m drilled depth. Remaining assay results from the 2020 drill program are expected in the coming months.
►	Hands-On Solidarity:
►	Donlin Gold worked closely with its Alaska Native partners Calista Corporation (“Calista”) and The Kuskokwim Corporation (TKC), along with other key representatives of the communities in the Yukon-Kuskokwim (Y-K) region, to effectively respond to needs arising from the COVID-19 pandemic, as well as in other areas such as environmental management, training and education, and cultural initiatives in the Y-K region as featured below:

COVID-19 – Established a partnership with Bethel Community Services Foundation to support the YK Delta COVID-19 Response Fund and Covenant House Alaska for homeless and at-risk youth services in Bethel. Supplies were provided to 766 families and meals served to 3,700 individuals in the Elders and Youth program. Donlin Gold donated thousands of pounds of food to shelters when the Donlin Gold project camp temporarily closed in April due to COVID-19 and delivered food to every home in eight middle Kuskokwim villages.

Environmental – Worked with TKC, the State of Alaska and the Alaska Native Tribal Health Consortium on an initiative to upgrade and improve health and safety standards of water and sewer services in middle Kuskokwim area communities. Collaborated with 28 community partners on the Donlin Gold Backhaul Hazardous Waste Removal project and worked with key local groups to collect and remove 45,000 pounds of household hazardous materials.

Training & Education – Hosted two virtual Alaska Resource Education camps for Y-K and Doyon students, while Donlin Gold Scholarships were awarded to students selected by Calista and TKC to improve access to education in the region. Calista has awarded a total of 225 scholarships funded by Donlin Gold, with 158 students attending schools in Alaska and 67 going out of State, with more than 10 villages in the Y-K region represented.

Cultural Initiatives – Strengthened sponsorship of the First Alaskans Institute at the 2020 Elders & Youth statewide conference and the Alaska Federation of Natives (AFN) annual convention, in addition to providing online activities and programs for youth and Elders.

►	A total of 80% of Donlin Gold direct hires for the 2020 drill program were Alaska Natives.

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2 Drill intercepts originally disclosed in the January 19, 2021 media release “Donlin Gold 2020 Q4 Drilling Program Assay Results Continue to Exceed Modeled Projections While Partners Deliver a Safe and COVID-Free Year” https://www.novagold.com/_resources/news/2021-01-19.pdf. Significant intervals represent drilled intervals and not necessarily true thickness of mineralization. Mineralized intervals meet or exceed 3 meters in length above 1 g/t. A maximum of 4 meters of continuous dilution (< 1 g/t) is permitted. g/t = grams per tonne; m = meters.

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►	As part of Donlin Gold’s ongoing community engagement efforts, Friendship Agreements were approved and signed by six communities (Crooked Creek, Sleetmute, Nikolai, Akiak, Napaskiak, and Akiachak) in the project’s region. These agreements with Donlin Gold expand upon the long-term relationships already established with these communities and address specific community needs such as water, sewer, and landfill projects; the ice road that connects remote villages in the Y-K region; salmon studies; and suicide prevention programs.
►	With key Federal and State permits in hand, Donlin Gold advanced additional State permits:
►	In January 2020, the Alaska Department of Natural Resources (ADNR’s) Division of Mining, Land, and Water (DMLW) issued the final land leases, land use permits, and material site authorizations for the proposed transportation facilities on State lands and the final easements for the access road and fiber optic cable.
►	In November 2020, ADNR issued for public comment Donlin Gold’s 12 applications for water rights authorizations for the mine site and transportation facilities.

President’s Message

A Memorable Year for All – and for Donlin Gold

This year, let’s begin my President’s Message with expressions of gratitude to our shareholders, stakeholders, and partners. For if ever there was a year to count one’s blessings, it surely was 2020. Faced with a host of obstacles, we overcame them all and ended the year better positioned than ever. This feat could not have been accomplished so successfully, however, were it not for the steadfastness of NOVAGOLD’s owners, employees, board of directors, and Donlin Gold’s employees and contractors, as well as the exemplary collaborative engagement we enjoy with our Native Corporation partners, Calista and TKC, and Donlin Gold’s co-owner, Barrick. From the bottom of my heart, thank you – we could not have done it without you.

Discipline, focus, and professionalism really paid off for NOVAGOLD and Donlin Gold in 2020. Despite numerous challenges, Donlin Gold successfully completed a comprehensive drill program – the largest of its kind in 12 years – at a time of unprecedented impediments caused by the COVID-19 pandemic. In addition to our successes with the project, we managed to provide much needed support to the surrounding communities in the Y-K region in Alaska. With health and safety as the top priority, everyone pulled in the same direction. As a result, there were zero COVID-19 cases on site and no Lost-Time Incidents. We are immensely proud of that record. Those of us working remotely did not skip a beat either. To the contrary, we endeavored to stay connected and increased touch points with our key stakeholders, shareholders, and investors to maintain momentum and share progress on our stated strategy of advancing up the value chain one of the largest and highest grade known open pit gold deposits in the world, Donlin Gold, in one of the world’s safest mining jurisdictions, Alaska.

We shall get to the significance of the excellent drill results shortly – and yes, we are overjoyed with them. That for which we are most thankful, however, is where we are located and with whom we are partnered. As our Chairman is accustomed to saying as an investor: It is all about location, location, location. And as one who spent a great deal of his career running and assessing mines in many parts of the world, from the vantage point of a miner who’s “been there, done that”, I can tell you that he is right. We are blessed to be in Alaska. So, let’s begin there.

Social License and Stakeholder Engagement in an Era of Pandemic

As so many mining jurisdictions are becoming riskier due to myriad forms of distress – from socio-economic pressures to unreliable governments – we feel enormously fortunate to be located in what is, after Nevada, the second-largest gold-producing State in a country where the rule of law is real, and to be partnered with the Alaska Native communities.

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An incredibly favorable factor that distinguishes Donlin Gold from most other mining assets in Alaska is the fact that it is located on private land that was designated by law for mining activities five decades ago. Donlin Gold is a party to life-of-mine agreements with Calista, which owns the subsurface mineral rights, and TKC, a collection of ten village corporations, which owns the surface rights. Involving the local communities in many aspects of the project is thus core to both Barrick’s and NOVAGOLD’s philosophy and culture.

The benefits – short-, medium-, and long-term – are there for all to see. Right now, this partnership is the source of key employment opportunities, scholarships, and preferential contract considerations. But very importantly, these agreements also include a revenue-sharing structure, established by the Alaska Native Claims Settlement Act (ANCSA) of 1971, which resolved Alaska Native land claims and allotted 44 million acres for land use to Alaska Native Corporations. Our long-term commitment to the region’s economic development is exemplified by Donlin Gold’s support of TKC’s initiative to launch middle Kuskokwim energy and infrastructure projects. These partnerships, activities and programs are illustrative of our commitment to the sustainable and responsible development of the Donlin Gold project for the benefit of all stakeholders.

In 2020, Donlin Gold continued its multi-decade collaboration with its Native Corporation partners and, if anything, these relationships deepened. Apart from the immediate fact that approximately 80% of Donlin Gold direct hires for the drill program were Alaska Natives, we endeavored to be there for our partners in every way possible. We and our partners initiated more than 320 engagement contacts with key individual stakeholders and community organizations, significantly more than in previous years. From engagement with tribal councils to receptions and meetings seeking partnerships, Donlin Gold was able to stay connected, virtually for the most part, to advance key activities and projects throughout the region.

NOVAGOLD and Barrick are committed to preserving the traditional lifestyles of, and providing support to, the local communities throughout the Y-K region. Prior to the widespread arrival of COVID-19 in Alaska, in January 2020, Pete Kaiser, 2019 Iditarod Champion and Donlin Gold-sponsored musher, won the Kuskokwim 300 regional dog mushing race – a popular regional event. Donlin Gold also sponsored four Iron Dog teams for the annual snowmobile race in February 2020. In a partnership with TKC, the Village of Crooked Creek, and the Napaimute Tribe, Donlin Gold was the lead sponsor of a project to construct and maintain the upper portions of an ice road on the Kuskokwim River from Crooked Creek to Sleetmute and provided technical data to assist the roadbuilder. For the first time, the road extended as far north as Sleetmute, greatly improving safety and access to nearby communities for residents in remote locations, creating economic opportunity for local trade, and facilitating increased community contact for sport, social activities, and academics outside of the COVID-19 pandemic. At its completion in February, the ice road’s length constituted a record for the Kuskokwim: 355 miles long, from just south of Bethel north to Sleetmute.

In March 2020, as COVID-19 began to be detected in Alaska, Donlin Gold implemented health and safety policies consistent with State of Alaska requirements and recommendations. In the second quarter of 2020, when the drill program was put on hold following the introduction of travel restrictions, Donlin Gold worked with Calista and TKC to provide much needed support to the Y-K communities, including the provision of food and supplies, and partnered on ongoing community engagement in environmental management, safety, training, education and health initiatives.

Donlin Gold donated thousands of pounds of food to shelters when the project camp was temporarily closed in April and delivered food to every home in eight middle Kuskokwim villages. Donlin Gold collaborated with Aniak, a regional hub, to distribute food and supplies to residents homebound due to health issues and quarantine requirements. Donlin Gold recognized the need in Bethel, the largest town in the region, and supported the Bethel Community Services Foundation YK Delta COVID-19 Response Fund and the Bethel Community Services Foundation to help vulnerable youth.

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Following the introduction of enhanced health protocols and after extensive discussions with villages, tribal and Native Corporations, the Donlin Gold camp was re-opened late in the second quarter to continue the 2020 drill program. Outreach to support communities continued with Donlin Gold partnering with the Campfire Organization, the Association of Village Council Presidents, and the Yukon-Kuskokwim Health Corporation to fund Elder and youth meals throughout the summer – serving 22 communities, 4,189 individuals and a total of 34,000 meals to Elders and youth in the region. Additionally, 260 boxes of fresh produce were distributed to 56 villages.

In the fall, Donlin Gold’s commitment to the health and safety of its employees and communities was again highlighted with the Donlin Gold Backhaul Hazardous Waste Removal Partnership – an initiative that saw 28 communities collaborate with key local groups to remove approximately 45,000 pounds of household hazardous materials such as fluorescent tubes, lead acid batteries and electronic waste which was collected and shipped out of the area for proper disposal. Donlin Gold is the primary funder of this significant endeavor, which builds on the two previous events of 2019 when nearly 100,000 pounds of hazardous and electronic waste was removed from 14 villages and Bethel on the Kuskokwim River, as well as on the initial Green Star® Waste Backhaul Project of 2018 that engaged six middle Kuskokwim villages in removing and safely disposing of some 20 tons of household hazardous waste. Donlin Gold is also working with TKC, the State of Alaska and the Alaska Native Tribal Health Consortium in an initiative to both upgrade and improve the health and safety standards of water and sewer services in middle Kuskokwim area communities.

NOVAGOLD and Barrick also recognize that access to training and education is critical for youth and young adult students. As such, Donlin Gold Scholarships are awarded to students selected by Calista and TKC to benefit education in the region. Calista has awarded a total of 225 current scholarships funded by Donlin Gold, with 158 students attending schools in Alaska and 67 out of State. Donlin Gold also hosted two week-long virtual Alaska Resource Education minerals camps for Y-K and Doyon students.

As part of Donlin Gold’s ongoing community engagement efforts, Friendship Agreements were approved and signed by six communities (Crooked Creek, Sleetmute, Nikolai, Akiak, Napaskiak, and Akiachak) in the Y-K region in 2020. These agreements with Donlin Gold continue to build upon the long-term relationships established with these communities and address specific community needs such as water, sewer, and landfill projects; the ice road that connects remote villages in the Y-K region; salmon studies; and suicide prevention programs.

These partnerships, activities, and programs demonstrate NOVAGOLD’s, as well as Barrick’s, commitment to sustainable and responsible development for the benefit of all stakeholders in the Y-K region. Donlin Gold also continues to work with Calista, TKC and other key representatives in the region to respond to community needs resulting from the COVID-19 pandemic.

Excellent Grades At Donlin Gold

The Donlin Gold 2020 drill program commenced in February and was paused temporarily in early April due to COVID-19. Activities resumed in May following the reopening of certain aspects of the State’s economy by Alaska’s Governor, and after consultation with employees, contractors and regional villages regarding COVID-19 protocols and other safety measures. In a year when many exploration drill programs were cancelled due to the pandemic, Donlin Gold was fortunate to have top drilling professionals on site that exceeded expectations by completing drilling ahead of schedule and under budget, including surpassing the number of planned drill holes.

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The primary objective of the 2020 drill program was to validate recently developed geologic and resource modeling concepts. Suffice to say that we are thrilled with the results of the drilling thus far. To date, results in both the proposed ACMA and Lewis pit areas continue to exceed modeled expectations, with higher grades observed over narrower intervals, particularly in sedimentary rocks. Once all assay results are received and incorporated into the model, the results are expected to drive an update of mining schedules and life of mine business plans. As of January 2021, assays have been reported for over 70% of the planned program. Final assay results for the 2020 drill program are expected to be reported in the coming months.

Our results are some of the best in the gold industry for a large open pit deposit. The numbers tell the story. Here are the top ten assay results received to-date from the 2020 drill program3:

►	DC20-1937 intersected 103.88 m grading 6.1 g/t gold, starting at 390.19 m drilled depth, including a sub-interval of 22.15 m grading 12.5 g/t, starting at 459.17 m drilled depth;
►	DC20-1871 intersected 41.91 m grading 11.6 g/t gold, starting at 30.35 m drilled depth, including sub-intervals of 4.00 m grading 17.0 g/t, starting at 38.24 m drilled depth, and 6.48 m grading 38.8 g/t gold, starting at 55.78 m drilled depth;
►	DC20-1903 intersected 8.14 m grading 45.3 g/t gold, starting at 99.39 m drilled depth, including a sub-interval of 6.84 m grading 52.1 g/t, starting at 99.39 m drilled depth;
►	DC20-1877 intersected 4.17 m grading 80.6 g/t gold, starting at 123.48 m drilled depth, including a sub-interval of 3.15 m grading 106.2 g/t, starting at 124.50 m drilled depth;
►	DC20-1888 intersected 6.93 m grading 43.1 g/t gold, starting at 178.58 m drilled depth, including a sub-interval of 3.25 m grading 90.5 g/t, starting at 180.26 m drilled depth;
►	DC20-1912 intersected 37.30 m grading 7.0 g/t gold, starting at 249.70 m drilled depth, including a sub-interval of 3.30 m grading 24.5 g/t, starting at 251.70 m drilled depth;
►	DC20-1866 intersected 45.91 m grading 5.0 g/t gold, starting at 35.39 m drilled depth, including a sub-interval of 11.95 m grading 10.4 g/t, starting at 63.35 m drilled depth;
►	DC20-1878 intersected 19.77 m grading 11.3 g/t gold, starting at 48.86 m drilled depth, including a sub-interval of 7.00 m grading 25.2 g/t, starting at 54.86 m drilled depth;
►	DC20-1886 intersected 33.88 m grading 6.5 g/t gold, starting at 218.20 m drilled depth, including a sub-interval of 7.94 m grading 11.3 g/t, starting at 224.20 m drilled depth; and
►	DC20-1930 intersected 39.15 m grading 4.3 g/t gold, starting at 148.85 m drilled depth, including a sub-interval of 5.60 m grading 12.5 g/t, starting at 182.40 m drilled depth.

Building on the outstanding work to date, and now these exciting new results, NOVAGOLD is working with Barrick’s management and technical team to advance the project in a financially disciplined manner, with a strong focus on engineering excellence, environmental stewardship, safety, and community engagement.

The partners expect to integrate the drill program results into the geologic model, evaluate the timing to update the Donlin Gold feasibility study, followed by engineering which forms the basis of an execution plan and ultimately a construction decision. To complete the model update, additional confirmation and extension drilling are planned in 2021, focusing on the continuity and structural controls of the higher-grade mineralization. To minimize the risk posed by COVID-19, NOVAGOLD will continue to be guided by a set of wide-ranging policies that are applied at every NOVAGOLD-related facility. Best practices apply, from its offices in Salt Lake City and Vancouver to the Donlin Gold operation itself. Enhanced COVID-19 health protocols will remain firmly in place for the foreseeable future at Donlin Gold, with the objective of protecting the health and safety of Donlin Gold’s employees, contractors, and their families, as well as local communities.

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3 DC20-1871 and DC20-1866 intercepts originally disclosed in the August 6, 2020 media release “Donlin Gold Project Provides Update on Recent Drilling and Ongoing Community Support in Alaska Amid COVID-19 Pandemic”; DC20-1877, -1888, -1878, and -1886 intercepts originally disclosed in the October 26, 2020 media release “Donlin Gold 2020 Q3 Update: Drilling Continues to Yield High-Grade Intercepts and Improve Geological Modeling”; DC20-1937, -1903, -1912 and -1930 intercepts originally disclosed in the January 19, 2021 media release “Donlin Gold 2020 Q4 Drilling Program Assay Results Continue to Exceed Modeled Projections While Partners Deliver a Safe and COVID-Free Year”.

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Advancing Permits, Enhancing Value and Realizing a Vision

Donlin Gold is a rare gold project that combines the attributes of extraordinary size, a high-grade open pit endowment, located in a mining-friendly jurisdiction – Alaska – where there is well-established tradition and support for environmentally and socially responsible mining. NOVAGOLD also has the good fortune of having Barrick Gold, a strong and well-established senior gold producer, as an equal joint-venture partner.

That’s a great foundation to build on. And so we have. In early 2020, our partnership was able to secure the receipt of the Right of Way (ROW) authorization and other land leases and permits for the transportation and fiber optic line facilities for the project. That was the latest in a growing list of Donlin Gold’s permit approvals, including the jointly issued Federal Record of Decision (ROD) received in August 2018. Several other key State permits have also been finalized for the project, including the Alaska Pollutant Discharge Elimination System (APDES) water discharge permit, Prevention of Significant Deterioration (PSD) major source air quality permit, waste management permit, Reclamation Plan approval permit, and fish habitat permits for the mine site and transportation corridor.

In April 2020, the ADNR’s Division of Oil and Gas agreed to reconsider its decision on the State ROW agreement and lease authorization for the buried natural gas pipeline. Under the reconsideration, on September 10, 2020, the ADNR issued for additional public comment a revised Consideration of Comments document. This document further describes how the ADNR is considering previous public input that was solicited in the ROW review, including how cumulative effects are addressed in the decision. The comment period on the document ended on November 9, 2020. We anticipate the ADNR will re-issue the ROW agreement and lease authorization in the first half of 2021.

On November 30, 2020, ADNR published a public notice for comment on Donlin Gold’s 12 applications for water rights associated with the mine site and transportation facilities. The comment period closed on December 15, 2020 and we anticipate the ADNR will issue the final water rights authorizations in the first half of 2021.

In 2020, the field work program related to the issuance of the Alaska Dam Safety certificates was temporarily paused to facilitate our drilling campaign. This is a multi-year site investigation program focused on the collection of additional geotechnical information to advance the engineering work on the tailings storage facility and other water retention and diversion structures. We expect this work to eventually be completed as required to secure the project’s dam safety certificate. Donlin Gold is also continuing to work with State agencies, in coordination with its Native Corporation partners, to advance other remaining permits and approvals needed for the project.

Amidst all this, NOVAGOLD engaged Wood Canada Limited (“Wood,” formerly AMEC Americas Limited) to perform a detailed review of the costs used in the “Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study” prepared by AMEC with an effective date of November 18, 2011, as amended January 20, 2012 (Donlin Gold FS), to meet the Company’s reporting requirements. Based on that cost review, Wood determined that updating the Donlin Gold FS using 2020 costs and gold price guidance results in no material change to the mineral resources or mineral reserves. Therefore, the Donlin Gold FS is considered current and supportive of the scientific and technical information included herein. Wood is currently updating all sections of the Donlin Gold FS with updated costs, economic assessment, permitting information, and technical information related to permitting, as generated on the Donlin Gold project since 2011. NOVAGOLD intends to file the updated Technical Report on EDGAR at www.sec.gov and on SEDAR at www.sedar.com in 2021. The updated Donlin Gold FS does not incorporate the latest Donlin Gold optimization work on the geologic modeling concepts or other optimization work given that these assessments are still underway.

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The Right Investment Vehicle for the Era

NOVAGOLD, because of its equal ownership of the Donlin Gold project, is now recognized by savvy investors worldwide as a “pure-play” on a generational asset that we believe could have the potential to be “The New Carlin.” What our shareholders find appealing are not only the attributes of the deposit itself but also the depth, the strength, and the enduring nature of the Company’s partnerships with Alaska Native Corporations as well as Barrick Gold. These partnerships have been shaped by decades of patient and methodical value-building that has become a hallmark of NOVAGOLD and its management team – a group that has been working together since early 2012.

A seasoned management team and strong partnerships are required to advance a special project up the value chain. Donlin Gold, with approximately 39,000,000 ounces of gold in measured and indicated mineral resources grading 2.24 grams per tonne4, is indeed special. Not only because of its size but also because of its grade, which, for an open pit, is twice the industry average5. And, importantly once again, it is located in Alaska, a Tier One jurisdiction6.

Donlin Gold not only enjoys unique gold reserve attributes, it also offers investors incredible exploration potential. Its gold endowment is contained within only three kilometers of an eight-kilometer mineralized belt, itself limited to a mere five percent of the property package of the project. Donlin Gold ultimately could command district-sized potential. In an environment of declining gold endowments and decreasing grades coupled with fewer new discoveries, particularly in safe geo-political jurisdictions, it is not surprising that NOVAGOLD has become a go-to investment for some of the most discerning investors in the space. Their interest in the Company has been particularly enhanced by NOVAGOLD’s strong leverage to escalating gold prices.

Late last year, the Saudi Public Investment Fund (PIF) reported that it invested over $130 million to become the fifth largest shareholder in the Company. It joined a stellar group of long-term shareholders of NOVAGOLD, including Paulson & Co., Fidelity Investments, First Eagle, EXOR, BlackRock, Amiral Gestion, Van Eck, and Sprott, among others.

A Strengthening Cash Position

NOVAGOLD has a deep-seated culture of prudent fiscal management. That culture has allowed us to have sufficient funds without needing to raise equity since January 2012. As such, we believe we have sufficient funds to cover anticipated corporate general and administrative costs and funding of the Donlin Gold project through to a construction decision.

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4 Donlin Gold data as per the Donlin Gold FS (as defined herein). Donlin Gold measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of mineral reserves. Mineral resources have been estimated in accordance with NI 43-101.

5 2019 average grade of open pit and underground deposits with gold as primary commodity and over 1Moz in measured and indicated resources, sourced from S&P Global Market Intelligence.

6 Tier One Jurisdictions are deemed “low risk” by the Investment Attractiveness Index in the Fraser Institute Annual Survey of Mining Companies, 2019.

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If anything, our cash position will be improving in 2021. With approximately $121.9 million in cash and term deposits as of November 30, 2020, the management team is focused on moving Donlin Gold through permitting, drilling, and optimization work. Note that this amount does not include $75 million due from Newmont in July 2021 and a second payment of $25 million due in 2023. There is a further $75 million contingent payment due from Newmont if or when the Galore Creek project, formerly partially owned by NOVAGOLD, is approved for construction.

I wish to thank the experienced team of professionals at NOVAGOLD, Donlin Gold and Barrick – as well as the topnotch 2020 drilling contractor teams – for their agility, passion, efficiency, and steadfast commitment to safety, especially at a time when COVID-19 presented us with particular challenges. I also cannot overemphasize the importance of the mutual support we have experienced from our Native Corporation partners, Calista and TKC.

Furthermore, I wish to once again express sincere appreciation to my dedicated colleagues on the NOVAGOLD Board for their support, constant engagement, and commitment to best governance practices. It is a pleasure to serve alongside you. My gratitude also goes to the various State agencies for their diligent and professional work and adherence to well-established regulatory procedures during these challenging times.

Finally, to our shareholders, NOVAGOLD is truly grateful for your dedication, trust, engagement, and encouragement. This is especially noteworthy, given the Company’s outperformance during a global pandemic. The strong relationships with our largest institutional shareholders were strengthened further, as many added to their position recently. NOVAGOLD will continue to apply its efforts to deliver on its strategy to increase shareholder wealth in a safe and socially responsible manner. Best of health and safety to all.

Sincerely,

Gregory A. Lang
President & CEO

Financial Results

in thousands of U.S. dollars, except for per share amounts

	Year ended November 30, 2020 $	Year ended November 30, 2019 $
General and administrative expense (1)	18,735	16,321
Share of losses – Donlin Gold	14,502	10,491
Total operating expenses	33,237	26,812

Loss from operations	(33,237)	(26,812)
Interest expense on promissory note	(6,104)	(7,286)
Accretion of notes receivable	3,337	3,220

Other income, net	1,569	4,395
Income tax recovery (expense)	781	(1,278)
Net loss	(33,564)	(27,761)
Loss per share, basic and diluted	(0.10)	(0.09)

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	At November 30, 2020 $	At November 30, 2019 $
Cash and term deposits	121,906	148,549
Total assets	224,441	245,835
Total liabilities	113,714	107,881

(1) Includes share-based compensation expense of $7,057 and $6,176 for the year-ended November 30, 2020 and 2019, respectively.

Loss from operations increased from $26.8 million in 2019 to $33.2 million in 2020 due to increases in general and administrative and Donlin Gold expenses. General and administrative expense increased due to higher share-based compensation, legal and regulatory costs, partially offset by lower travel costs. Donlin Gold expenses increased due to the 2020 drilling program, partially offset by lower permitting, administrative, and community engagement costs.

Net loss from continuing operations increased from $27.8 million ($0.09 per share) in 2019 to $33.6 million ($ 0.10 per share) in 2020, primarily due to the increased Loss from operations and lower interest income, partially offset by a recovery of income taxes and lower interest expense. Lower interest rates in 2020 reduced interest income and the interest accrued on the promissory note payable to Barrick. The recovery of income taxes results from the Company’s intention to file a consolidated U.S. income tax return for its U.S. subsidiaries commencing with the year ended November 30, 2020 and in future periods.

Liquidity and Capital Resources

Donlin Gold funding of $15.3 million was $4.7 million lower than our original outlook of $20 million primarily due to better-than-planned drill productivity and lower permitting, administrative, and community engagement costs. Spending on corporate general and administrative costs, excluding share-based compensation costs, was $0.5 million higher than our original outlook of $11 million due to higher legal and regulatory costs, partially offset by lower travel costs.

Net cash used in operating activities increased by $3.9 million from 2019, primarily due to lower interest income and higher legal and regulatory costs. Funding of Donlin Gold increased by $4.2 million over 2019 due to the 2020 drill program. Withholding taxes were paid on vested performance share units in each of the first quarters of 2020 and 2019.

As of November 30, 2020, NOVAGOLD had cash and cash equivalents of $60.9 million and term deposits of $61.0 million. The Company believes that its cash, term deposits and receivables are sufficient to cover anticipated corporate general and administrative costs and funding of the Donlin Gold project through to a construction decision.

2021 Outlook

We anticipate spending approximately $31 to $35 million in 2021, which includes $18 to $22 million to fund our share of expenditures at the Donlin Gold project, including: $11 million for the 2021 drilling program, camp improvements and studies; $7 million for permitting, community engagement and administration; and an additional $4 million for other studies contingent upon mid-year approval by both owners, and $13 million for corporate general and administrative costs.

NOVAGOLD’s primary goals in 2021 are to continue to advance the Donlin Gold project toward a construction decision; maintain support for Donlin Gold among the project’s stakeholders; promote a strong safety, sustainability, and environmental culture; maintain a favorable reputation of NOVAGOLD; and preserve a healthy balance sheet. Our operations primarily relate to the delivery of project milestones, including the achievement of various technical, environmental, sustainable development, economic and legal objectives, obtaining necessary permits, completion of feasibility studies, preparation of engineering designs and the financing to fund these objectives.

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Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place January 28, 2021 at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Webcast:	http://services.choruscall.ca/links/novagold20210128.html
North American callers:	1-800-319-4610
International callers:	1-604-638-5340

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the measured and indicated mineral resource categories, inclusive of proven and probable mineral reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne in the measured and indicated resource categories on a 100% basis),7 Donlin Gold is regarded to be one of the largest, highest-grade, and most prospective known open pit gold deposits in the world.

According to the Donlin Gold FS as defined above, once in production, Donlin Gold is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers three kilometers of an approximately eight-kilometer-long gold-bearing trend. In addition to the drill program, current activities at Donlin Gold are focused on State permitting, optimization work, community outreach, and workforce development in preparation for the construction and operation of this project. With a strong balance sheet, NOVAGOLD is well-positioned to fund its share of permitting and optimization advancement efforts at the Donlin Gold project.

QA/QC Procedures

The QA/QC procedures for the 2020 Donlin Gold drill program and sampling protocol were developed and managed by Donlin Gold LLC and overseen by Barrick and NOVAGOLD. The chain of custody from the drill site to the sample preparation facility was continuously monitored. All samples are HQ-diameter core. Approximately 93% core recovery has been achieved to date. Core was logged, cut, and sampled at site by Donlin Gold employees. Samples were primarily collected on two-meter lengths, with a minimum length of 0.3 meters and maximum length of approximately 3.5 meters. Sampled half-core was crushed and pulverized in ALS Limited’s Fairbanks, Alaska; Whitehorse, Yukon; or Vancouver, British Columbia sample preparation facilities. Pulp samples were sent to the ALS labs in Vancouver, British Columbia; Lima, Peru; or Reno, Nevada for gold assays and to labs in Vancouver, British Columbia or Lima, Peru for multi-element analysis. At least 14 quality control samples (four standards, four coarse blanks, two pulp blanks, two coarse duplicates, and two pulp duplicates) were inserted into each batch of 80 samples. The review of the quality control samples did not indicate any bias or error. There are no known factors that would materially affect the accuracy or reliability of the drill program data referred to in this media release.

Downhole directional surveys were completed on all reported completed holes by both Boart Longyear drill operators and on 96% of reported completed holes by DGI Geoscience Inc. technicians, and collar surveys were completed on all holes by Professional Licensed Surveyors from either Rowland Engineering Consultants or Brice Engineering LLC.

Each of ALS Limited, Boart Longyear, DGI Geoscience Inc., Rowland Engineering Consultants, and Brice Engineering LLC are independent of Donlin Gold, Barrick, and NOVAGOLD.

Scientific and Technical Information

Some scientific and technical information contained herein with respect to the Donlin Gold project is derived from the “Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study” prepared by AMEC with an effective date of November 18, 2011, as amended January 20, 2012 (the “Donlin Gold FS”). Kirk Hanson, P.E., Technical Director, Open pit Mining, North America, (AMEC, Reno), is the Qualified Person responsible for the preparation of the independent technical report, and an independent “qualified person” as defined by NI 43-101.

Clifford Krall, P.E., who is the Mine Engineering Manager for NOVAGOLD and a “qualified person” under NI 43-101, has reviewed and approved the information contained related to the Donlin Gold drilling program and other scientific and technical information related to the Donlin Gold project contained in this media release.

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7 Donlin Gold data as per the Donlin Gold FS (as defined herein). Donlin Gold measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of mineral reserves. Mineral resources have been estimated in accordance with NI 43-101.

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NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

Jason Mercier
Manager, Investor Relations

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding anticipated benefits from the 2020 drill program including an improved geological model for Donlin Gold; the timing of the release of the remaining results from the 2020 drill program; the timing of the updated feasibility study; the receipt of funds from Newmont; ongoing support provided to key stakeholders including Native Corporation partners; the potential impact of the COVID-19 pandemic on the development of Donlin Gold; the potential development and construction of Donlin Gold; the sufficiency of funds to continue to advance development of Donlin Gold; perceived merit of properties; mineral reserve and resource estimates; the timing and likelihood of permits, including the re-issuance of the ROW agreement and lease authorization for the project’s buried natural gas pipeline; the timing of the release of the updated feasibility study; the timing of final assay results for the 2020 drill program; a future construction decision for Donlin Gold; the Company’s cash balance at the end of fiscal 2021; the statements under the heading “2021 Outlook”; and future share price performance of NOVAGOLD. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent NOVAGOLD’s management expectations, estimates and projections regarding future events or circumstances on the date the statements are made.

Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of permits including the re-issuance of the ROW agreement and lease authorization for the project’s buried natural gas pipeline; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; the ongoing impact of the outbreak of the coronavirus global pandemic (COVID-19); uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between Barrick and NOVAGOLD for the continued exploration, and development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, disease pandemics, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether a positive construction decision will be made regarding Donlin Gold; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s Investor Relations website at www.novagold.com, or the SEC's website at www.sec.gov or at www.sedar.com. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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Cautionary Note to United States Investors

NOVAGOLD cautions that this media release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this media release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (SEC) Industry Guide 7 (“SEC Industry Guide 7”), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. NOVAGOLD’s disclosure concerning Reserve & Resources Estimates remains consistent with NI 43-101. Under SEC Industry Guide 7, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. SEC Industry Guide 7 normally does not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” under SEC Industry Guide 7 in documents filed with the SEC. Investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” under SEC Industry Guide 7 as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of SEC Industry Guide 7, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC Industry Guide 7. Donlin Gold does not have known reserves, as defined under SEC Industry Guide 7. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with SEC Industry Guide 7.

On October 31, 2018, the SEC adopted a final rule (“New Final Rule”) that will replace SEC Industry Guide 7 with new disclosure requirements that are more closely aligned with current industry and global regulatory practices and standards, including NI 43-101. Companies must comply with the New Final Rule for the Company’s first fiscal year beginning on or after January 1, 2021, which for NOVAGOLD would be the fiscal year beginning December 1, 2021. The New Final Rule provides that SEC Industry Guide 7 will remain effective until all registrants are required to comply with the New Final Rule, at which time SEC Industry Guide 7 will be rescinded. While early voluntary compliance with the New Final Rule is permitted, NOVAGOLD has not elected to comply with the New Final Rule at this time.

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